Exhibit 28a(7) under Form N-1A

Exhibit (3) (i) under Item 601/Reg. S-K

FEDERATED INTERMEDIATE GOVERNMENT FUND, INC.

ARTICLES OF AMENDMENT

FEDERATED INTERMEDIATE GOVERNMENT FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The Corporation hereby renames all of the Federated Limited Duration Government Fund, Inc. Institutional Service Shares as follows:

Old Name	New Name
Federated Limited Duration Government Fund, Inc.	Federated Intermediate Government Fund, Inc.
Institutional Service Shares	Service Shares

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders; and the Company is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, Federated Intermediate Government Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of July 21, 2011 to become effective on September 30, 2011, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:	FEDERATED INTERMEDIATE GOVERNMENT FUND, INC.

/s/ Gail C. Jones	By:/s/ J. Christopher Donahue
Gail C. Jones	J. Christopher Donahue
Assistant Secretary	President